FOR IMMEDIATE RELEASE	NEWS
March 31, 2023	NYSE: NGS
Exhibit 99

Natural Gas Services Group, Inc.
Reports Year End and Fourth Quarter 2022 Earnings

MIDLAND, Texas March 31, 2023- Natural Gas Services Group, Inc. (NYSE:NGS) (the "Company" or "NGS"), a leading provider of gas compression equipment and services to the energy industry, announces its financial results for the three months and full year ended December 31, 2022. Financial results contained herein reflect the consolidated financial statements included in the Company's Form 10-K that will be filed on March 31, 2023.

2022 Highlights

•2022 rental revenue was $74.5 million, an increase of 17.0% when compared to 2021 rental revenue of $63.6 million.
•GAAP net loss for the year ended December 31, 2022 was $0.6 million or $(0.05) per basic and diluted share, an improvement of $8.6 million or $0.65 per basic and diluted share, primarily due to increased revenue and improved rental gross margin.
•Adjusted EBITDA for the year ended December 31, 2022 was $29.2 million compared to 2021 Adjusted EBITDA of $18.7 million. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.
•Rental fleet utilization increased on both a horsepower (74.8% at year-end 2022 vs. 71.2% at year-end 2021) and unit basis (65.3% at year-end 2022 vs. 62.0% at year-end 2021).

“In all comparative periods, 2022 was a successful year. Compared to the prior year, we saw appreciable gains in revenue, adjusted gross margin and EBITDA, while we continued to expand our position as a leader in the large horsepower natural gas rental compression market,” said Stephen C. Taylor interim President and Chief Executive Officer. “The entire NGS team has contributed to our recent achievements and the goals in 2023 are to continue our profitable growth, expand our customer base and use our scale to become a more efficient operator, both in the field and at the corporate level. For the first time in several years, we deployed a judicious amount of leverage to further our long-term growth plan, which we are successfully executing.”

Financial and Operating Details for the Three and Twelve Months Ended December 31, 2022

Revenue: Total revenue increased by 17.1% to $84.8 million for the year ended December 31, 2022 compared to $72.4 million for year ended in December 31, 2021. This increase was primarily due to a 17.0% increase in rental revenue to $74.5 million from $63.6 million during the same periods. In addition, sales revenues increased by 24.6% to $8.6 million in 2022 compared to $6.9 million in 2021. Total revenue increased 25.0% to $22.5 million for the three months ended December 31, 2022 from $18.0 million for the three months ended December 31, 2021. This increase was primarily related to a $4.1 million increase in rental revenue driven by rental rate increases, oil surcharges and new-set activity. Total revenue increased 2.3% to $22.5 million for the three months ended December 31, 2022 from $22.0 million for the three months ended September 30, 2022. This increase was primarily related to rental rate increases in the fourth quarter of 2022.

Operating Income (Loss): The Company posted operating income for the year ended December 31, 2022 of $0.4 million, compared to an operating loss of $12.4 million for the year ended December 31, 2021. This improvement in operating loss is primarily due to an increase in gross margin of $12.6 million driven by increased revenues as well as reduced charges related to retirements of units in our rental fleet. These improvements were partially offset by increased costs of rentals of $1.1 million due to increased concentrations of high horsepower units in our active fleet. We annually review our rental fleet to determine which units are no longer of the type, configuration, make or model that our customers are demanding or that are not cost efficient to refurbish, maintain and/or operate. As a result of this review, we determined 124 units should be retired from our rental fleet. The operating loss for the three months ended December 31, 2022 was $0.3 million compared to $8.2 million for the three months ended December 31, 2021. The improvement in the fourth quarter operating loss was primarily driven by a $4.1 million increase in rental revenues, a $2.3 million reduction in costs of rentals and a $2.9 million reduction in non-cash retirement of rental equipment charges. Sequentially, total operating loss for the three months ended December 31, 2022 was flat at $0.3 million.

Gross Margin: Total gross margin increased to $14.9 million for the year ended December 31, 2022 from $2.3 million for the year ended December 31, 2021. Total adjusted gross margin, exclusive of depreciation, for the year ended December 31, 2022, increased $11.4 million to $38.5 million from $27.1 million for the same period ended December 31, 2021. Total gross margin increased $6.8 million to $4.9 million for the three months ended December 31, 2022 from $(1.9) million for the three months ended December 31, 2021. Total adjusted gross margin, exclusive of depreciation, for the three months ended December 31, 2022, increased $6.4 million to $10.7 million from $4.3 million for the three months ended December 31, 2021. Sequentially, total gross margin increased to $4.9 million for the three months ended December 31, 2022 from $3.9 million for the three months ended September 30, 2022. Total adjusted gross margin increased $0.9 million to $10.7 million from $9.8 million for the three months ended September 30, 2022. All of these increases are primarily attributable to increased rental revenues in excess of increased costs of rentals. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Net Loss: The Company reported a net loss of $0.6 million for the year ended December 31, 2022 compared to net loss of $9.2 million for the year ended December 31, 2021. The improvement in 2022 annual net loss, when compared to the full year 2021 results, is primarily due to our reduced operating loss, as discussed above, partially offset by an increase in income tax expense of $3.1 million when comparing the 2022 income tax expense of $0.5 million to an income tax benefit of $2.6 million for the year ended December 31, 2021. For the three months ended December 31, 2022, the Company reported a net loss of $0.8 million compared to a net loss of $5.6 million for the three months ended December 31, 2021. The improvement in net loss was primarily attributable to a reduction in operating loss, as discussed above. Sequentially, the Company's net loss increased $0.7 million primarily due to lower compressor sales activity.

Earnings per share: For the year ended December 31, 2022, the Company reported loss per basic and diluted share of $0.05, compared to loss per basic and diluted share of $0.70 for the year ended December 31, 2021. For the three months ended December 31, 2022, the Company reported net loss per basic and diluted share of $0.06 compared to a net loss per basic and diluted share of $0.43 for the three months ended December 31, 2021 and $0.01 for the three months ended September 30, 2022.

Adjusted EBITDA: Adjusted EBITDA increased $10.4 million to $29.2 million for the year ended December 31, 2022 compared to $18.7 million for the year ended December 31, 2021. This increase was primarily attributed to increased rental adjusted gross margin. Adjusted EBITDA increased to $7.8 million for the three months ended December 31, 2022, as compared to $2.3 million for the three months ended December 31, 2021 due to an increase in rental adjusted gross margin. Sequentially, Adjusted EBITDA increased to $7.8 million from $7.7 million for the three months ended September 30, 2022. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash flow: At December 31, 2022, cash and cash equivalents were approximately $3.4 million, while working capital was $23.7 million with $25.0 million of outstanding bank borrowings. Cash flow from operating activities was $27.8 million for the year ended December 31, 2022, while cash flow used in investing activities (consisting of our capital expenditures) was $65.1 million during 2022. Cash flow provided by financing activities was $17.7 million for the year ended December 31, 2022 which included $25.0 million of net borrowings under our revolving credit facility partially offset by $6.7 million of common stock repurchases.

Selected data: The tables below show, for the three months and year ended December 31, 2022 and 2021 revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue
	Three Months Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
	(in thousands)
Rental	$20,561	91%	$16,475	91%	$74,465	88%	$63,624	88%
Sales	1,297	6%	1,126	6%	8,568	10%	6,882	10%
Service & Maintenance	662	3%	428	3%	1,792	2%	1,914	2%
Total	$22,520		$18,029		$84,825		$72,420

	Gross Margin
	Three Months Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
	(in thousands)
Rental	$5,488	27%	$(1,241)	(8)%	$13,472	18%	$2,563	4%
Sales	(909)	(70)%	(817)	(73)%	643	8%	(1,228)	(18)%
Service & Maintenance	288	44%	145	34%	802	45%	967	51%
Total	$4,867	22%	$(1,913)	(11)%	$14,917	18%	$2,302	3%

	Adjusted Gross Margin (1)
	Three Months Ended December 31,				Year Ended December 31,
	2022		2021		2022		2021
	(in thousands)
Rental	$11,271	55%	$4,902	30%	$36,715	49%	$26,986	42%
Sales	(842)	(65)%	(748)	(66)%	918	11%	(947)	(14)%
Service & Maintenance	298	45%	155	36%	835	47%	1,016	53%
Total	$10,727	48%	$4,309	24%	$38,468	45%	$27,055	37%

(1)    For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance GAAP, please read "Non-GAAP Financial Measures - Adjusted Gross Margin" below.

Non-GAAP Financial Measure - Adjusted Gross Margin: We define “Adjusted Gross Margin” as total revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2022	2021	2022	2021
Total revenue	$22,520	$18,029	$84,825	$72,420
Costs of revenue, exclusive of depreciation and amortization	(11,793)	(13,720)	(46,357)	(45,365)
Depreciation allocable to costs of revenue	(5,860)	(6,222)	(23,551)	(24,753)
Gross margin	4,867	(1,913)	14,917	2,302
Depreciation allocable to costs of revenue	5,860	6,222	23,551	24,753
Adjusted Gross Margin	$10,727	$4,309	$38,468	$27,055

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-recurring severance expenses, non-cash stock compensation expense, an increase in inventory allowance and write-off and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net (loss) income.

The following table reconciles our net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2022	2021	2022	2021
Net loss	$(756)	$(5,614)	$(569)	$(9,183)
Interest expense	291	25	364	65
Income tax expense (benefit)	240	(2,178)	528	(2,603)
Depreciation and amortization	5,997	6,387	24,116	25,397
Inventory allowance	83	208	83	208
Retirement of rental equipment	196	3,096	196	3,096
Severance expenses	1,130	—	2,537	—
Stock compensation expense	573	422	1,910	1,738
Adjusted EBITDA	$7,754	$2,346	$29,165	$18,718

Conference Call Details:

Teleconference: Monday, April 3, 2023 at 9:00 a.m. Central (10:00 a.m. Eastern).  Live via phone by dialing 800-715-9871, conference ID 5410343.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, Interim President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months and year ended December 31, 2022.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations and social initiatives which could require NGS to make significant capital expenditures or reduce our customers' demand for our products and services. Any forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information, Contact:	Investor Relations
(432) 262-2700 IR@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
	December 31,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$3,372	$22,942
Trade accounts receivable, net of allowance for doubtful accounts of $338 and $1,129, respectively	14,668	10,389
Inventory	23,414	19,329
Federal income tax receivable	11,538	11,538
Prepaid income taxes	10	51
Prepaid expenses and other	1,145	854
Total current assets	54,147	65,103
Long-Term Inventory, net of allowance for obsolescence of $120 and $64, respectively	1,557	1,582
Rental equipment, net of accumulated depreciation of $177,729 and $172,563, respectively	246,450	206,985
Property and equipment, net of accumulated depreciation of $16,981 and $15,784, respectively	22,176	20,828
Right of use assets - operating leases, net of accumulated amortization $721 and $555, respectively	349	285
Intangibles, net of accumulated amortization of $2,259 and $2,134, respectively	900	1,025
Other assets	2,667	2,698
Total assets	$328,246	$298,506
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$6,481	$4,795
Accrued liabilities	23,726	14,103
Current operating leases	155	68
Deferred income	37	1,312
Total current liabilities	30,399	20,278
Credit facility	25,000	—
Deferred income tax liability	39,798	39,288
Long-term operating leases	194	217
Other long-term liabilities	2,779	2,813
Total liabilities	98,170	62,596
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,519 and 13,394 shares issued, respectively	135	134
Additional paid-in capital	115,411	114,017
Retained earnings	129,534	130,103
Treasury shares, at cost, 1,310 and 775 shares, respectively	(15,004)	(8,344)
Total stockholders' equity	230,076	235,910
Total liabilities and stockholders' equity	$328,246	$298,506

NATURAL GAS SERVICES GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)
	For the Years Ended December 31,
	2022	2021
Revenue:
Rental income	$74,465	$63,624
Sales	8,568	6,882
Service and maintenance income	1,792	1,914
Total revenue	84,825	72,420
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	37,750	36,638
Cost of sales, exclusive of depreciation stated separately below	7,650	7,829
Cost of service and maintenance, exclusive of depreciation stated separately below	957	898
Selling, general and administrative expenses	13,642	10,762
Depreciation and amortization	24,116	25,397
Inventory allowance	83	208
Retirement of rental equipment	196	3,096
Total operating costs and expenses	84,394	84,828
Operating income (loss)	431	(12,408)
Other income (expense):
Interest expense	(364)	(65)
Other income	(108)	687
Total other income, net	(472)	622
Income (loss) before income taxes:	(41)	(11,786)
(Provision for) benefit from income taxes:
Current	(17)	1
Deferred	(511)	2,602
Total income tax benefit (expense)	(528)	2,603
Net loss	$(569)	$(9,183)
Loss per share:
Basic	$(0.05)	$(0.70)
Diluted	$(0.05)	$(0.70)
Weighted average shares outstanding:
Basic	12,305	13,100
Diluted	12,305	13,100

NATURAL GAS SERVICES GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, except per share amounts) (unaudited)
	For the Years Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(569)	$(9,183)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,116	25,397
Amortization of debt issuance costs	48	31
Deferred taxes	510	(2,602)
Gain on disposal of assets	(250)	(182)
Retirement of rental equipment	196	3,096
Bad debt allowance	—	65
Inventory allowance	83	208
Stock-based compensation	1,910	1,738
(Gain) loss on company owned life insurance	389	(298)
Changes in operating assets and liabilities:
Trade accounts receivables	(4,279)	1,430
Inventory	(4,143)	(1,277)
Prepaid income taxes and prepaid expenses	(250)	(460)
Accounts payable and accrued liabilities	11,309	9,756
Deferred income	(1,275)	208
Other	(31)	600
NET CASH PROVIDED BY OPERATING ACTIVITIES	27,764	28,527
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(65,122)	(25,710)
Purchase of company owned life insurance	(329)	(150)
Proceeds from sale of property and equipment	372	195
NET CASH USED IN INVESTING ACTIVITIES	(65,079)	(25,665)
CASH FLOWS USED IN FINANCING ACTIVITIES:
Proceeds from line of credit	25,000	—
Proceeds of other long-term liabilities	(3)	(1)
Repayments of line of credit, net	—	(417)
Payments of debt issuance costs	(77)	(237)
Purchase of treasury shares	(6,660)	(7,854)
Taxes paid related to net share settlement of equity awards	(515)	(336)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	17,745	(8,845)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(19,570)	(5,983)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	22,942	28,925
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,372	$22,942
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$276	$30
NON-CASH TRANSACTIONS
Right of use asset acquired through an operating lease	$229	$—